EXHIBIT 8

SUBSIDIARIES OF MILLEA HOLDINGS, INC.*

	Jurisdiction of
Name of Subsidiary	Incorporation	Ownership Interest
The Tokio Marine and Fire Insurance Company, Limited	Japan	100.0%
The Nichido Fire and Marine Insurance Company, Limited	Japan	100.0%
Tokio Marine & Nichido Life Insurance Co., Ltd.	Japan	100.0%
Tokio Marine & Nichido Financial Life Insurance Co., Ltd.**	Japan	100.0%
Tokio Marine Asset Management Co., Ltd.	Japan	97.5%
The Tokio Marine & Nichido Career Service Company, Limited	Japan	100.0%
Trans Pacific Insurance Company	New York, U.S.A	100.0%
The Tokio Marine Europe Insurance Limited	U.K.	100.0%
Tokio Marine Global Re Limited	Ireland	100.0%
Millea Asia Pte. Ltd.	Singapore	100.0%
The Tokio Marine and Fire Insurance Company (Singapore) Pte. Limited	Singapore	90.0%
The Tokio Marine and Fire Insurance Company (Hong Kong) Limited	Hong Kong, China	100.0%
Tokio Marine Brasil Seguradora S.A.	Brazil	91.3%
Tokio Millennium Re Ltd.	Bermuda	100.0%
Nichido Investment (Luxembourg) S.A.***	Luxembourg	100.0%
Tokio Marine Financial Solutions Ltd.	Cayman Islands	100.0%

*	As of March 31, 2004.

**	Formerly known as Skandia Life Insurance Company (Japan) Limited prior to name change effective as of April 2, 2004.

***	Liquidated as of May 24, 2004.